UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) April 24, 2015

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas	0-6253	71-0407808
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Main Street, Pine Bluff, Arkansas		71601
(Address of principal executive offices)		(Zip Code)

(870) 541-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 28, 2015, the Registrant entered into a definitive agreement and plan of merger (the “Agreement) with the Ozark Trust & Investment Corporation (“OTIC”), headquartered in Springfield, Missouri, including its wholly-owned non-deposit trust company, Trust Company of the Ozarks (“TCO”) to acquire all of the outstanding common stock of OTIC for approximately $20.7 million (based on the registrant’s closing price on April 27, 2015), subject to potential adjustments.

Under the terms of the Agreement, each outstanding share of common stock of OTIC held by banks or bank holding companies will be converted into the right to receive $701.9268 in cash and each share of common stock or common stock equivalents held by any other type of shareholder will be converted, the right to receive 16.7205 shares of the Registrant’s stock, all subject to certain conditions and potential adjustments. The transaction is subject to the routine regulatory review by the Missouri Department of Finance and other customary closing conditions. The transaction is expected to close during the third quarter of 2015.

The foregoing description of the Agreement and the transactions contemplated therein does not purport to be complete and is subject to, and qualified in its entirety by the full text of the Agreement which is attached as Exhibit 10.1 and incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) On Friday, April 24, 2015, the Board of Directors of Simmons First National Corporation accepted the resignation of Sharon Gaber as a director of the Company.  Dr. Gaber has accepted the position of President to the University of Toledo and will be relocating out of the Company’s market area.

Additionally, on April 24, 2015, Simmons First National Corporation Board of Directors approved the appointment of Jay D. Burchfield as a director of the Company.  Mr. Burchfield was appointed to the Audit, Compensation and Risk Committees. Mr. Burchfield is the Chairman of Ozark Trust and Investment Corporation and its subsidiary company, Trust Company of the Ozarks.  His career has spanned over 35 years, primarily in the banking and financial services industry.  Mr. Burchfield formerly served as an Advisory Director of Liberty Bancshares, Inc. (“Liberty”), which was acquired by the Company in February 2015. Prior to the consummation of the merger of Liberty into the Company, Mr. Burchfield was designated by Liberty as its designee for appointment to the Board of the Company, pursuant to the terms of agreement and plan of merger between the Company and Liberty.

Mr. Burchfield received a B.S. degree in Marketing in 1968 and M.S. degree in Education in 1972 from Central Missouri State University.  Mr. Burchfield graduated from the Graduate School of Banking of the South at Louisiana State University in 1980. Mr. Burchfield is a veteran of the U. S. Army.

Mr. Burchfield currently serves as a Director of O’Reilly Automotive, Inc. (NASDAQ: ORLY).  In this role, he serves as Chairman of its Compensation Committee and as a member of its Corporate Governance and Audit Committees.

Item 7.01 Regulation FD Disclosure.

On April 29, 2015, Simmons First National Corporation issued a press release announcing that it has entered into a definitive agreement and plan of merger (“Agreement”) between the Registrant and Ozark Trust & Investment Corporation (“OTIC”), headquartered in Springfield, Missouri, including its wholly-owned non-deposit trust company subsidiary, Trust Company of the Ozarks (“TCO”).  Copies of the press release and related supplemental materials are attached as Exhibits 99.1 and 99.2 to this Current Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1	Agreement and Plan of Merger by and between Simmons First National Corporation and Ozark Trust & Investment Corporation, dated as of April 28, 2015
Exhibit 99.1	Simmons First Announces Agreement to Acquire Ozark Trust & Investment Corporation
Exhibit 99.2	Supplemental Material to Press Release Dated April 29, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

/s/ Robert A. Fehlman
Date: April 29, 2015	Robert A. Fehlman, Senior Executive Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Exhibit

10.1	Agreement and Plan of Merger by and between Simmons First National Corporation and Ozark Trust & Investment Corporation, dated as of April 28, 2015
99.1	Simmons First Announces Agreement to Acquire Ozark Trust & Investment Corporation
99.2	Supplemental Material to Press Release Dated April 29, 2015